EXHIBIT (c)(vi)

The Queensland Treasury Corporation Half Yearly Report

for the half-year ended December 31, 2012

December Half-yearly rePOrT 2012

QUEENSLAND TREASURY CORPORATION

QUEENSLAND TREASURY CORPORATION VISION SECURING QUEENSLAND’S FINANCIAL SUCCESS MISSION TOD ELIVER OPTIMAL FINANCIAL OUTCOMES THROUGHSO UND FUNDING AND FINANCIAL RISK MANAGEMENT VALUES WE ARE FOCUSED ON OUR CLIENTS WE ARE PASSIONATE ABOUT QUEENSLAND WE VALUE AND RESPECT OUR PEOPLE WE ARE COLLABORATIVE AND SEEK CONTINUOUS IMPROVEMENT ABOVE ALL ELSE, WE VALUE INTEGRITY

Queensland Treasury corporation is the Queensland government’s central financing authority and corporate treasury services with responsibility for: sourcing and managing the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner providing financial and risk management advice to the Government and its public sector clients on financial risk and investing the State’s short- to medium-term cash surpluses, to maximise client returns through a conservative risk management framework. QTC does not formulate Government policy, Contents but works within frameworks developed by the Government and Queensland Treasury. Debt funding and management Queensland Treasury corporation 1 five-year business Summary 2 QTC borrows funds in the domestic and international markets manner that minimises the State’s and QTC’s chairman’s liquidity & chief executive’s report and 4 risk. We then lend these funds to our clients, or use them our clients’ debt or refinance maturing debt. financial Statements With 7 for all of the State’s debt raising, QTC is able to capture appendices 27 economies of scale and scope in the issuance, management and administration of debt. Financial advisory and risk management services QTC works closely with its public sector clients to assist in their risk in financial transactions and achieve the best solutions for their organisations and for Queensland. In clients, QTc does not provide advice that is contrary to the interests of the State. We encourage Queensland Treasury, our major and our clients to use our organisation as an extension of resources, by: providing access, on a cost-recovery basis, to professional and resources to ensure that their financial risks are and managed on a consistent basis acting as a central store of knowledge and expertise on structures and transactions, and the risks and benefits they encompass providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the and its entities working as a conduit between the Government and the private sector, and using our economies of scale and scope to ensure that the possible solutions are obtained. Short- to medium-term investments QTC uses its financial markets expertise, enhanced by strong relationships with the domestic and international markets, with its understanding of debt management and the management of financial risk, to provide clients with investment achieve a high return within a conservative risk environment. can choose from an overnight facility, a managed short-term or fixed-term facility. Alternatively, we can assist them to appropriate solutions from the marketplace. Half-yearly report December 2012 QUEENSLAND TREASURY CORPORATION 1

FIVE-YEAR BUSINESS SUMMARY

	Financial Year 2008-09	Financial Year 2009-10	Financial Year 2010-11	Financial Year 2011-12	Half-Year 2012
FINANCIAL					
CAPITAL MARKETS OPERATIONS					
OPERATING STATEMENT ($000)					
Interest from onlendings	3 614 201	4 062 092	3 107 472	7 799 422	**2 449 419**
Management fees	41 380	50 142	55 512	57 200	**32 798**
Interest on borrowings	4 431 033	4 901 512	4 071 085	9 204 636	**2 634 116**
Interest on deposits	394 238	195 413	189 027	178 982	**85 467**
Profit/(loss) before income tax	53 430	243 510	66 831	54 965	**233 932**
Income tax expense	10 227	34 074	20 874	8 056	**8 574**
Profit /(loss) for the year	43 203	209 436	45 957	46 909	**225 358**
BALANCE SHEET ($000)					
Total assets	71 517 525	74 385 172	79 576 098	90 290 951	**97 641 291**
Total liabilities	71 181 678	73 839 889	79 134 858	89 802 802	**96 927 784**
Net assets	335 847	545 283	441 240	488 149	**713 507**

CLIENT					
SAVINGS FOR CLIENTS ($M)					
Savings due to portfolio management	6.2	-18.8	10.3	6.3	**74.21**
Savings due to borrowing margin	256.7	395.2	473.5	604.8	**336.5**
Total savings for clients	262.9	376.4	483.8	611.1	**410.71**
Cumulative savings for clients	1 962.2	2 338.6	2 822.4	2 949.7	**3 233.11**
LOANS TO CLIENTS					
Loans ($000)	44 407 516	55 113 222	59 452 522	72 289 635	**77 370 311**
Number of onlending clients	243	275	238	205	**199**
OUTPERFORMANCE OF BENCHMARK (% PA)					
Floating Rate Debt Pool	0.21	0.21	0.21	0.21	**0.21**
3 Year Debt Pool	0.07	-0.07	0.02	-0.06	**0.32**
6 Year Debt Pool	0.04	-0.08	0	-0.10	**0.27**
9 Year Debt Pool	0.01	-0.07	-0.01	-0.10	**0.20**
12 Year Debt Pool	0.07	-0.08	-0.02	-0.13	**0.19**
15 Year Debt Pool	0.16	-0.05	-0.01	-0.11	**0.22**
MANAGED FUNDS					
Deposits ($000)	7 793 010	4 660 960	5 562 013	5 077 143	**5 184 173**
Number of depositors	214	207	194	190	**186**
OUTPERFORMANCE OF BENCHMARK (% PA)					
Cash Fund	0.04	0.36	0.50	0.59	**0.90**

2

QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

	Financial Year 2008-09	Financial Year 2009-10	Financial Year 2010-11	Financial Year 2011-12	Half-Year 2012
FINANCIAL MARKETS					
Debt outstanding* ($000)	62 624 234	68 885 406	73 224 097	84 268 842	**91 405 179**
QTC global and domestic bonds on issue at face value ($000)	56 394 453	61 424 032	65 688 324	73 184 241	**76 946 914**
QTC BOND RATES (% AT 30 JUNE)					
Guaranteed by the Australian and Queensland governments					
14 June 2011	4.32	4.6	-	-	-
16 April 2012	4.95	4.67	4.8	-	-
14 August 2013	5.54	4.86	4.88	3.08	**2.81**
14 October 2015	5.86	5.17	5.1	3.19	**3**
14 September 2017	6.11	5.36	5.27	3.56	**3.3**
14 June 2019	6.29	5.48	5.46	3.76	**3.57**
14 June 2021	6.34	5.59	5.59	3.92	**3.81**
Guaranteed by the Queensland Government only					
14 July 2009	3.13	-	-	-	-
14 May 2010	3.38	-	-	-	-
23 April 2012	-	-	4.89	-	-
21 August 2013	-	-	5.02	3.17	**2.88**
21 November 2014	-	5.26	5.18	3.27	**2.9**
21 October 2015	-	-	5.3	3.54	**3.15**
21 April 2016	-	5.49	5.34	3.68	**3.31**
21 September 2017	-	-	-	-	**3.57**
21 February 2018	-	-	5.56	4.05	**3.65**
21 February 2020	-	5.77	5.74	4.34	**3.98**
21 June 2021	-	-	-	4.47	**4.15**
21 July 2022	-	-	5.85	4.54	**4.24**
22 July 2024	-	-	5.93	4.70	**4.47**
14 March 2033	6.37	5.79	6.03	4.70	**4.91**
QTC CAPITAL-INDEXED BOND RATES (% AT 30 JUNE)					
August 2030	3.67	3.39	3.26	2.56	**2.43**
AVERAGE BASIS POINT MARGIN OF QTC AUD BONDS					
Guaranteed+ by both Australian and Queensland governments					
Commonwealth bonds	-	40	29	82	**53**
Swap	-	-13	-23	-9	**7**
Guaranteed+ by the Queensland Government only					
Commonwealth bonds	61	64	49	122	**68**
Swap	27	11	-4	38	**28**
CORPORATE					
Number of employees (full-time equivalent)	171	170	186	213	**215**
Administration expenses ($000)	39 156	34 519	42 523	68 674	**26 000**

+ *Following the Australian Government's announcement on 25 March 2009 to offer a temporary guarantee to the states for AUD issuance, QTC applied on 17 September 2009 to take up the guarantee on all AUD benchmark bond lines for maturities ranging from 2011 to 2021. The guarantee offer expired on 31 December 2010.*

* *QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.*

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 3

Hairman’S for the half-year ended 31 December These initiatives have included the 2012, Queensland Treasury corporation Queensland Government’s (QTC) achieved an operating independent review profit of Queensland’s from & chief its capital markets operations current and of future $225.4 million (HY2011: and $120. the establishment 2 million). eXecuTive’S We also achieved quantifiable Queensland—a stand-alone savings unit of for clients and the State Queensland of $410. Treasury and 7 Trade million, to rePOrT principally through our achieve capital the markets efficient activities and economies assessment, of prioritisation scale. and delivery of critical With regular market issuance, QTC had successfully raised QTc also $11. played a central 9 billion role in or 64 per cent of the total managing year’s the program partial of $18.7 billion, asState’s 31 December $1.5 billion 2012. National Ltd (QRN; now Separate from QTC’s capital markets in October. This operations, the long-term assets exceptional outcome for the State in terms operations recorded a profit of $1,154.5 of process management, million (HY2011: loss of $526.8 million). achieved and the costs This segment comprises the investments that fund the State’s defined benefit superannuation and other Achieving long-term sustainable obligations. Managed by QIC, these obligations were transferred access to funding to QTC by the Queensland government under an The Queensland government released administrative arrangement; in return, its mid-year fiscal and economic review QTC issued the State with fixed-rate in late December, which did not result in notes that provide a fixed rate of return. any change to the While QTC bears the fluctuations in the for the remainder of value and returns on the asset portfolio, the strong fiscal there is no cash flow effect for QTC. by the Government to any accumulated losses incurred by this credit rating over the segment have no impact on QTC’s ability rating agencies Standard to meet its obligations or on its capital Moody’s affirmed their markets activities. (AA+/Stable/A-1+ and for Queensland. Delivering whole-of-State With an annual borrowing benefits $18.7 billion, as at 31 had raised $6.6 billion A key highlight of the and past had six commercial months has paper been the support that QTc has provided of $5.3 billion. Funds to the State in the attainment regular issuance of its program priorities and objectives, the State’s particularly capital in light of the release and of the to refinance Queensland maturing State Budget and the development of the in the period under review, we issued Government’s key fiscal principles. three new AUD benchmark QTC has delivered strong in 2017, whole-of-State 2019 and 2023, benefits, through quantifiable a choice of Queensland government- savings generated for clients guaranteed from core bonds funding with and liquidity management everyactivities, year through and to its contribution to the success of some of the State’s key initiatives. 4 QUEENSLAND TREASURY CORPORATION Half-yearly rePOr T December 2012

All three benchmark bond issues received strong support from a diverse mix of investors, both in terms of geographical location and investor type. In particular, the 2017 benchmark bond attracted a higher proportion of US investor participation as a result of the inclusion of a US Rule 144A capability, which came into effect in 2011-12. As we complete our 2012-13 borrowing program in the next six months, AUD benchmark bonds will remain our principal source of funding. We will continue regular issuance into existing liquid benchmark bond lines on both a public and a reverse enquiry basis. With interest rates at a historic low, we will also seek opportunities to lengthen our debt maturity profile. Through regular dialogue with the 15 global banks that make up our Fixed Interest Distribution Group and provide pricing to investors in the primary and secondary markets, we will also continue to monitor global markets for opportunities to diversify our funding sources to meet investor requirements. Creating client value Following elections at both the State and local levels of government in the first half of 2012, we implemented a significant program of work to renew our client relationships across the public sector and increase client value through product, service and organisational innovation. Over the past six months, our expertise has been sought across a number of major client projects and initiatives, including the: Boundaries Commission’s evaluation of the financial impacts of a number of proposed local government de-amalgamations nnpublic consultation process undertaken by the Australian Energy Market Commission on the rules governing the economic regulation of electricity network service providers nnDepartment of Treasury and Trade’s establishment of Projects Queensland, with the secondment of 16 QTC employees to help staff that office nnrecovery planning and funding application support to local governments, following a number of significant natural disasters, and nnState-wide series of educational forums to support senior officials of local governments, including courses for Indigenous and Torres Strait Island local governments, in conjunction with the Department of Local Government and the Local Government Association of Queensland. Our ability to respond flexibly to the needs of our clients will remain a key focus across the next six months, particularly as we balance ongoing client demand with increasing demand for our involvement in significant whole-of-State initiatives. Maintaining organisational sustainability Over the past six months, we have reviewed and updated our strategic plan, reflecting on the value we can deliver to our clients and the State, and the unique role we fulfil across the public sector. Through this process, we renewed our corporate vision and mission, reaffirming our commitment to build on the strong foundation of our past achievements to best address the challenges of the future, and ensure we meet the State’s financing requirements and contribute to a sustainable future for all Queenslanders. We also took the opportunity to align our organisational structure to our strategy, streamlining responsibility and accountability, ensuring the prioritised allocation of resources, and maintaining our organisational flexibility. The delivery of increased operational efficiencies across the organisation has been a significant priority, with the rationalisation of our work spaces and subsequent co-location of all employees into one office. We also delivered enhanced online services to our clients through QTC Connect, improving operational efficiencies and completing this major program of work. Over the next six months, QTC will focus on its core funding and debt management business to meet the State’s financing requirements and help drive public sector financial sustainability. On behalf of the Board and our senior management team, we thank our team of experts, whose collective efforts, energies and commitment have delivered a strong outcome for our organisation. We look forward to building on this positive foundation over the second half of the financial year to deliver optimal financial outcomes that help secure Queensland’s financial success. G P Bradley Chairman P C Noble Chief Executive Half-yearly REPORT December 2012 QUEENSLAND TREASURY CORPORATION

6 QUEENSLAND TREAS URYC ORPORATION HALF -YEARLY REPORT DECEMBER 2012

QUEENSLAND TREASURY CORPORATION financial Statements for The Half-year ended 31 December 2012 Contents Statement of comprehensive income 8 balance Sheet 9 Statement of Changes 10 in Equity Statement of cash flows 11 Notes to and forming part of the financial Statements 12 Certificate of the Queensland Treasury corporation 22 independent auditor’s review report 23 Management Report 25 7

STATEMENT OF COMPREHENSIVE INCOME
FOR THE HALF-YEAR ENDED 31 DECEMBER 2012

	NOTE	HALF-YEAR ENDED 31 DECEMBER 2012 $000	31 DECEMBER 2011 $000
CAPITAL MARKETS OPERATIONS			
Net interest income			
Interest income	4	**2 934 633**	4 726 873
Interest expense	4	**(2 719 583)**	(4 607 258)
		215 050	119 615
Other income			
Fees – management	5	**32 798**	28 995
Fees – professional		**294**	266
Fees – other		**386**	311
Amortisation of cross border lease deferred income		**3 219**	3 219
Lease income		**23 296**	20 090
		59 993	52 881
Expenses			
Administration expenses	8	**(26 000)**	(37 967)
Depreciation on leased assets		**(15 436)**	(13 348)
Other expenses		**(30)**	26
		(41 466)	(51 289)
Share of joint venture entity profit		**355**	293
Profit from capital markets operations before income tax		**233 932**	121 500
Income tax expense		**(8 574)**	(1 331)
Profit from capital markets operations after income tax		**225 358**	120 169
LONG TERM ASSETS			
Net return from investments in long term assets			
Net change in fair value of unit trusts	6	**2 354 994**	647 784
Interest on fixed rate notes	7	**(1 168 220)**	(1 140 482)
Management fees		**(32 228)**	(34 092)
Profit/(loss) from long term assets		**1 154 546**	(526 790)
Total profit/(loss) for the half-year after tax		**1 379 904**	(406 621)
Total comprehensive income attributable to the owners		**1 379 904**	(406 621)
Total comprehensive income derived from:			
Capital markets operations	3	**225 358**	**120 169**
Long term assets	3	**1 154 546**	**(526 790)**
Total comprehensive income		**1 379 904**	**(406 621)**

The notes on pages 12 to 21 are an integral part of these financial statements.

Note: Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC's main central treasury management role and its additional responsibilities following the transfer of the State's superannuation and other long-term assets (refer notes 1 and 3).

8 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

BALANCE SHEET
AS AT 31 DECEMBER 2012

	NOTE	31 DECEMBER 2012 $000	30 JUNE 2012 $000
ASSETS			
Capital markets operations			
Cash		**51 801**	743
Receivables		**2 879**	9 022
Financial assets at fair value through profit or loss	9	**19 520 893**	17 126 850
Derivative financial assets	10	**394 443**	475 056
Onlendings	11	**77 370 311**	72 289 635
Property, plant and equipment		**291 926**	286 131
Investments accounted for using the equity method		**1 241**	1 377
Intangible assets		**5 849**	5 110
Deferred income tax assets		**1 948**	2 438
		97 641 291	90 196 362
Long term assets			
Financial assets at fair value through profit or loss	9	**30 359 628**	29 182 448
		30 359 628	29 182 448
Total assets		**128 000 919**	119 378 810
LIABILITIES			
Capital markets operations			
Payables		**118 537**	106 020
Tax liabilities		**8 113**	8 619
Derivative financial liabilities	12	**211 782**	247 589
Financial liabilities at fair value through profit or loss			
- Interest bearing liabilities	13	**91 405 179**	84 268 842
- Deposits	13	**5 184 173**	5 077 143
		96 927 784	89 708 213
Long term assets			
Financial liabilities at amortised cost	14	**31 875 312**	31 852 678
		31 875 312	31 852 678
Total liabilities		**128 803 096**	121 560 891
Net assets		**(802 177)**	(2 182 081)
EQUITY			
Retained earnings			
Capital markets operations		**713 507**	488 149
Long term assets		**(1 515 684)**	(2 670 230)
Total equity		**(802 177)**	(2 182 081)

The notes on pages 12 to 21 are an integral part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 9

STATEMENT OF CHANGES IN EQUITY
FOR THE HALF-YEAR ENDED 31 DECEMBER 2012

	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS	TOTAL
	RETAINED EARNINGS $000	RETAINED EARNINGS $000	EQUITY $000
Balance at 1 July 2012	488 149	(2 670 230)	(2 182 081)
Profit for the half-year	225 358	1 154 546	1 379 904
Balance at 31 December 2012	713 507	(1 515 684)	(802 177)
Balance at 1 July 2011	441 240	(2 857 459)	(2 416 219)
Profit for the half-year	120 169	(526 790)	(406 621)
Balance at 31 December 2011	561 409	(3 384 249)	(2 822 840)

The notes on pages 12 to 21 are an integral part of these financial statements.

10 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

STATEMENT OF CASH FLOWS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2012

	HALF-YEAR ENDED	
	31 DECEMBER 2012 $000	31 DECEMBER 2011 $000
CAPITAL MARKETS OPERATIONS		
Cash flows from operating activities		
Interest received from onlendings	**2 443 527**	3 662 333
Interest received from investments	**494 019**	725 062
Interest received – other	**27 693**	20 068
Fees received	**33 522**	29 545
GST paid to suppliers	**(6 372)**	(4 064)
GST refunds from ATO	**10 104**	4 967
GST paid to ATO	**(3 262)**	(2 483)
GST received from clients	**3 242**	2 419
Interest paid on interest-bearing liabilities	**(2 199 656)**	(1 924 240)
Interest paid on deposits	**(90 323)**	(57 196)
Administration expenses paid	**(25 552)**	(14 565)
Income tax paid	**(8 588)**	(20 585)
Net cash provided by operating activities	**678 354**	2 421 261
Cash flows from investing activities		
Net proceeds from investments	**(2 228 304)**	(931 272)
Net increase in onlendings	**(5 074 815)**	(8 109 465)
Payments for property, plant and equipment	**(22 025)**	(31 701)
Payments for intangibles	**(1 734)**	(5 502)
Proceeds from sale of property, plant and equipment	**13**	-
Dividend received	**491**	89
Net cash used in investing activities	**(7 326 374)**	(9 077 851)
Cash flows from financing activities		
Net proceeds from interest-bearing liabilities	**6 587 191**	8 983 186
Net increase/ (decrease) in deposits	**111 887**	(2 012 235)
Net cash provided by financing activities	**6 699 078**	6 970 951
Net increase in cash	**51 058**	314 361
Cash at 1 July	**743**	(8 834)
Cash at 31 December	**51 801**	305 527
LONG TERM ASSETS		
No external cashflow is generated from the long term assets (refer notes 15(b)).		

The notes on pages 12 to 21 are an integral part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 11

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2012

CONTENTS

1	General information	12
2	Summary of significant accounting policies	12
3	Segment reporting	14
4	Interest income and interest expense from capital markets operations	15
5	Fees – management	16
6	Net change in fair value of unit trusts	16
7	Interest on fixed rate notes	17
8	Administration expenses	17
9	Financial assets at fair value through profit or loss	18
10	Derivative financial assets	19
11	Onlendings	19
12	Derivative financial liabilities	19
13	Financial liabilities at fair value through profit or loss	20
14	Financial liabilities at amortised cost	21
15	Notes to the statement of cash flows	21
16	Contingent liabilities	21
17	Funding facilities	21

1 General information

Queensland Treasury Corporation (QTC) is constituted under the *Queensland Treasury Corporation Act 1988* (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State's central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector clients. These services, which form part of QTC's Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities.

The majority of QTC's profits from its Capital Markets Operations are generated as a result of interest earned from the investment of QTC's equity. QTC ensures that in undertaking its Capital Markets activities it has adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC's Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer notes 3 and 6).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC's day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC's financial information, an interim general purpose financial report has been prepared.

The half-year financial statements do not include all notes of the type normally included within the annual financial statements and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the entity as the full financial report. They should be read in conjunction with the annual financial report of QTC as at 30 June 2012.

2 Summary of significant accounting policies

(a) Basis of preparation

The half-year financial report is a general purpose financial report prepared in accordance with AASB 134 *Interim Financial Reporting*. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 *Interim Financial Reporting*. The half-year report does not include notes of the type normally included in an annual financial report and shall be read in conjunction with the most recent annual financial report.

Other than as stated in note 2(b), the accounting policies used in the preparation of these interim financial statements have been applied consistently with those used in the preceding annual financial report.

Compliance with International Financial Reporting Standards

While QTC is designated as a not-for-profit entity, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it is a for-profit entity.

Basis of measurement

The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC's functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b) Change in accounting policy

On 1 July 2012, the Corporation changed its accounting policy in relation to the recognition of reserves. At 30 June 2012, QTC held $160.819 million in a reserve for credit risk and $27.0 million in a reserve for basis risk. These reserves are measured for capital adequacy purposes but are not required to be recognised for accounting purposes under Australian Accounting Standards. The change in accounting policy has been made voluntarily to provide greater consistency with market practice around the presentation of these reserves. There is no impact on the financial position of QTC as the change is simply a reclassification to retained earnings within equity.

Comparative figures for 2011-12 have been restated, as required under AASB 108. However, there are no changes to the Statement of Comprehensive Income, Statement of Cash Flows or net assets in the Balance Sheet of QTC due to the reclassification of reserves to retained earnings within equity.

(c) Cash

Cash assets include only those funds held at bank and do not include money market deposits.

(d) Financial assets and financial liabilities

Recognition and derecognition

Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

12 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2012

Measurement Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the statement of comprehensive income in the period in which it accrues. ClassificationFinancial instruments on initial recognition are classified into the following categories: §receivables §Onlendings §Derivative financial instruments §Financial assets at fair value through profit or loss §Financial liabilities at fair value through profit or loss, and §Financial liabilities at amortised cost.QTC’s accounting policies for significant financial assets and financial liabilities are listed below.OnlendingsOnlendings, with the exception of loans to cooperative housing societies, are included in the balance sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.Derivative financial instrumentsQTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.all derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative. Financial assets at fair value through profit or loss Financial assets at fair value through profit or loss include financial assets held for Capital Markets Operations and investments held in unit trusts (Long Term Assets). §Financial assets – Capital Markets Operations Financial assets – Capital Markets Operations, include investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the statement of comprehensive income. §Investments in unit trusts – Long Term Assets Investments in unit trusts consist of investments held and managed by QIC and include Australian equities, international equities and other diversified products (refer note 9). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.Financial liabilities at fair value through profit or lossFinancial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the statement of comprehensive income. §Interest-bearing liabilities Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas. §Client Deposits Client deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date. Collateral held and securities sold under agreements to repurchase are disclosed as deposits. Financial liabilities at amortised cost Financial liabilities at amortised cost consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate notes are initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the notes based on changes in the State Government’s long-term liabilities. The notes are long-term in nature and have a term of 50 years. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually, consistent with the triennial actuarial assessment of the State’s defined benefit superannuation liability. (e) Interest income and interest expense The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the pre redemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily. The majority of onlendings are provided to clients on a pooled basis. Interest costs are allocated to clients based on the daily movement in the market value of the pool.(f) Net change in fair value of investments in unit trusts Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.(g) Income taxQTc is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations applying tax effect accounting principles. No income tax is payable on the Long Term Assets.(h) Roundingamounts have been rounded to the nearest thousand dollars except for note 17 which is rounded to the nearest million dollars. (i) Operating resultThe operating profit after tax for the half-year ended 31 December 2012 for the Capital Markets Operations segment was $225.4 million and $1,154.5 million for the Long Term Assets segment. The accumulated net losses of $1,515.7 million in the Long Term Assets segment have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC (refer note 15). In addition, under the Queensland Treasury Corporation Act 1988, any losses of the corporation shall be the responsibility of the Consolidated Fund of the Queensland Government. Half-yearly report December 2012 QUEENSLAND TREASURY CORPORATION

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2012

3 Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC's operating segments are shown below:

SEGMENT REVENUE AND EXPENSES	FOR THE HALF-YEAR ENDED 31 DECEMBER 2012			FOR THE HALF-YEAR ENDED 31 DECEMBER 2011		
	Capital markets operations $000	Long term assets $000	Total $000	Capital markets operations $000	Long term assets $000	Total $000
Segment income						
Interest income	2 934 633	-	**2 934 633**	4 726 873	-	4 726 873
Net change in fair value of unit trusts	-	2 354 994	**2 354 994**	-	647 784	647 784
Other income	59 993	-	**59 993**	52 881	-	52 881
Total income	**2 994 626**	**2 354 994**	**5 349 620**	**4 779 754**	**647 784**	**5 427 538**
Segment expenses						
Interest expense	2 719 583	1 168 220	**3 887 803**	4 607 258	1 140 482	5 747 740
Depreciation, amortisation and impairment	17 214	-	**17 214**	28 824	-	28 824
Management fees	-	32 228	**32 228**	-	34 092	34 092
Other expenses	24 252	-	**24 252**	22 465	-	22 465
Total expenses	**2 761 049**	**1 200 448**	**3 961 497**	**4 658 547**	**1 174 574**	**5 833 121**
Share of joint venture entity profit	355	-	**355**	293	-	293
Profit/(loss) before income tax	**233 932**	**1 154 546**	**1 388 478**	**121 500**	**(526 790)**	**(405 290)**
Income tax expense	8 574	-	**8 574**	1 331	-	1 331
Profit/(loss) for the half-year	**225 358**	**1 154 546**	**1 379 904**	**120 169**	**(526 790)**	**(406 621)**

SEGMENT ASSETS AND LIABILITIES	AS AT 31 DECEMBER 2012			AS AT 30 JUNE 2012		
	Capital markets operations $000	Long term assets $000	Total $000	Capital markets operations $000	Long term assets $000	Total $000
Segment assets						
Onlendings	77 370 311	-	**77 370 311**	72 289 635	-	72 289 635
Financial assets at fair value through profit or loss	19 520 893	30 359 628	**49 880 521**	17 126 850	29 182 448	46 409 298
Other assets	750 087	-	**750 087**	779 877	-	779 877
Total assets	**97 641 291**	**30 359 628**	**128 000 919**	**90 196 362**	**29 182 448**	**119 378 810**
Segment liabilities						
Financial liabilities at fair value through profit or loss	96 589 352	-	**96 589 352**	89 345 985	-	89 345 985
Financial liabilities at amortised cost	-	31 875 312	**31 875 312**	-	31 852 678	31 852 678
Other liabilities	338 432	-	**338 432**	362 228	-	362 228
Total liabilities	**96 927 784**	**31 875 312**	**128 803 096**	**89 708 213**	**31 852 678**	**121 560 891**
Net assets	**713 507**	**(1 515 684)**	**(802 177)**	**488 149**	**(2 670 230)**	**(2 182 081)**

14 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2012

4 Interest income and interest expense from capital markets operations

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2012			
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000
INTEREST INCOME				
Onlendings	2 439 269	10 150	-	**2 449 419**
Other investments	361 704	31 315	92 195	**485 214**
	2 800 973	**41 465**	**92 195**	**2 934 633**
INTEREST EXPENSE				
Deposits	85 528	(61)	-	**85 467**
Interest-bearing liabilities	1 883 927	319 180	431 009	**2 634 116**
	1 969 455	**319 119**	**431 009**	**2 719 583**

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2011			
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000
INTEREST INCOME				
Onlendings	3 696 690	73 364	-	**3 770 054**
Other investments	548 439	100 999	307 381	**956 819**
	4 245 129	**174 363**	**307 381**	**4 726 873**
INTEREST EXPENSE				
Deposits	96 760	22	-	**96 782**
Interest-bearing liabilities	2 015 344	2 054 912	440 220	**4 510 476**
	2 112 104	**2 054 934**	**440 220**	**4 607 258**

The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure also reflects the daily movements in the market value of the pooled funds. In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. Similarly, in periods of falling interest rates, the market value of interest-bearing liabilities will rise leading to higher interest expense.

During the half-year ended 31 December 2011, the fall in interest rates was greater in comparison to the current half-year which led to higher interest income and higher interest expense in the previous period.

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 15

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2012

5 Fees – management

	31 DECEMBER 2012 $000	31 DECEMBER 2011 $000
Fees – management	**32 798**	28 995

Management fees represent income earned from the management of QTC's onlendings and deposits. A further amount of $4.020 million (31 December 2011 $3.827 million), derived from fees on certain managed funds and pools is included under interest income as it forms part of the interest rate applied.

6 Net change in fair value of unit trusts

Changes in the fair value of the unit trusts are as follows:

ACCOUNT	31 DECEMBER 2012 $000	31 DECEMBER 2011 $000
QLQ Trust No.1	**1 921 808**	401 629
QLQ Real Property Holdings Trust*	**(3 308)**	18 272
QLQ Trust No.3	**422**	-
QIC Property Fund	**55 363**	48 565
QIC Diversified Infrastructure Fund No.2	**120 334**	47 366
QIC Strategic Fund No.2	**88 649**	51 889
QIC Strategic Fund No.3	**32**	33
QIC Private Equity Fund No.2	**49 079**	25 490
QIC Private Equity Fund No.3	**8 911**	(7 635)
QIC Treasury Infrastructure Trust	**5**	3
QIC Treasury Infrastructure Trust No.1	**102 339**	17 008
QIC Treasury Infrastructure Trust No.2	**9**	-
QIC Treasury Infrastructure Trust No.2 Redeemable Pref Units	**36 065**	44 824
QIC Healthcare Ventures US Dollar Cash	**-**	203
QIC Healthcare Ventures	**-**	(285)
QIC Cash Fund	**-**	145
Queensland BioCapital Fund No.1	**(11 294)**	107
Queensland BioCapital Fund No.2	**(13 420)**	170
	2 354 994	647 784

** Previously QLQ Trust No. 2*

16 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

7 Interest on fixed rate notes

LONG TERM ASSETS	31 DECEMBER 2012 $000	31 DECEMBER 2011 $000
Interest on fixed rate notes	**1 168 220**	1 140 482

8 Administration expenses

	31 DECEMBER 2012 $000	31 DECEMBER 2011 $000
Salaries and related costs	**14 569**	11 513
Consultants and contractors	**2 887**	2 886
Property charges	**2 179**	1 641
Computer charges	**1 746**	1 613
Outsourced services	**994**	899
Amortisation on intangible assets	**984**	82
Depreciation on property, plant and equipment	**794**	582
Audit fees	**404**	434
Investor and market relations program	**283**	688
Staff training and development	**168**	163
Impairment on intangible assets	**-**	14 812
Other administration expenses	**992**	2 654
	26 000	37 967

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 17

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2012

9 Financial assets at fair value through profit or loss

CAPITAL MARKETS OPERATIONS	31 DECEMBER 2012 $000	30 JUNE 2012 $000
Money market deposits	929 741	1 016 311
Discount securities	5 708 640	4 483 548
Commonwealth and state securities [1]	5 364 681	4 251 514
Floating rate notes	4 284 767	4 377 749
Term deposits	1 759 999	1 686 129
Other investments	1 473 065	1 311 599
	19 520 893	17 126 850

[1] QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss (refer note 13).

The total includes investments made to manage:

- deposits of $5,184.173 million (30 June 2012 $5,077.143 million)
- retained earnings of $713.507 million (30 June 2012 $488.149 million), and
- cross border lease deferred income of $55.486 million (30 June 2012 $58.705 million).

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

LONG TERM ASSETS	31 DECEMBER 2012 $000	30 JUNE 2012 $000
QLQ Trust No.1	19 967 530	19 458 681
QLQ Real Property Holdings Trust *	269 605	305 737
QLQ Trust No.3	26 100	25 672
QIC Property Fund	1 164 796	1 118 844
QIC Diversified Infrastructure Fund No.2	1 585 552	1 463 208
QIC Strategic Fund No.2	2 733 254	2 555 640
QIC Strategic Fund No.3	5 988	7 907
QIC Private Equity Fund No.2	1 009 497	848 431
QIC Private Equity Fund No.3	83 590	45 702
QIC Treasury Infrastructure Trust	124	120
QIC Treasury Infrastructure Trust No.1	2 198 865	2 002 790
QIC Treasury Infrastructure Trust No.2	78	69
QIC Treasury Infrastructure Trust No.2 – Redeemable Pref Units	1 293 511	1 304 217
Queensland BioCapital Fund No.1	10 038	21 122
Queensland BioCapital Fund No.2	11 100	24 308
	30 359 628	29 182 448

** Previously QLQ Trust No. 2*

MOVEMENT DURING THE YEAR		
Opening balance	29 182 448	28 248 333
Net contributions/(withdrawals)	(1 177 814)	(1 622 809)
Net change in fair value of unit trusts	2 354 994	2 556 924
Balance at the end	30 359 628	29 182 448

18 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2012

10 Derivative financial assets

	31 DECEMBER 2012 $000	30 JUNE 2012 $000
Interest rate swaps	**140 815**	185 768
Cross currency swaps	**123 827**	120 831
Forward rate agreements	**119 356**	161 938
Foreign exchange contracts	**10 445**	6 519
	394 443	475 056

11 Onlendings

	31 DECEMBER 2012 $000	30 JUNE 2012 $000
Government departments and agencies	**35 375 744**	30 520 239
Government owned corporations	**22 224 015**	21 085 227
Local governments	**6 245 562**	5 859 780
Queensland water entities	**11 020 497**	10 825 970
Statutory bodies	**1 088 999**	1 113 361
QTC related entities	**1 152 631**	2 659 158
Other bodies	**262 863**	225 900
	77 370 311	72 289 635

12 Derivative financial liabilities

	31 DECEMBER 2012 $000	30 JUNE 2012 $000
Interest rate swaps	**88 522**	78 064
Cross currency swaps	**109 842**	127 130
Foreign exchange contracts	**13 418**	42 207
Credit default swaps	-	188
	211 782	247 589

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 19

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS FOR THE Half-year ENDED 31 December 2012 13 Financial liabilities at fair value 31 DECEMBER 30 JUNE 2012 2012 $000 $000 INTEREST- BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS Domestic Treasury notes 2 962 570 2 405 545 bonds 83 084 866 76 637 478 Floating rate notes 351 147 351 142 Other 194 600 220 092 86 593 183 79 614 257 Offshore commercial paper 2 372 566 1 688 197 bonds (1) 1 385 732 1 685 383 medium-term notes 1 053 698 1 084 426 Floating rate notes - 196 579 4 811 996 4 634 585 Total interest-bearing liabilities 91 405 179 84 268 842 (1) Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets. Derivatives are used to hedge offshore borrowings resulting in no net QTC borrowings are guaranteed by Queensland the Treasury Queensland Corporation Act 1988. Government under the 31 DECEMBER 30 JUNE 2012 2012 $000 $000 Client deposits government- owned corporations 1 464 230 1 198 786 Local governments 1 245 002 1 660 901 Statutory bodies 954 473 911 802 Queensland water entities 220 091 189 057 QTC related entities 68 812 43 829 Government departments and agencies 54 627 135 972 Other depositors 214 985 219 618 4 222 220 4 359 965 Other deposits collateral 102 244 107 457 Repurchase agreements 859 709 609 721 Total deposits 5 184 173 5 077 143 20 QUEENSLAND TREASURY CORPORATION Half-yearly REPORT December 2012

14 Financial liabilities at amortised cost

	31 DECEMBER 2012 $000	30 JUNE 2012 $000
FIXED RATE NOTES – LONG TERM ASSETS		
State Government	**31 875 312**	31 852 678
	31 875 312	31 852 678

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value.

15 Notes to the statement of cash flows

(a) Cash flows presented on a net basis

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

- loan advances to and redemptions from clients
- sales and purchases of investments
- receipt and withdrawal of client deposits, and
- proceeds and repayment of interest-bearing liabilities.

(b) Long term assets

No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change to the investments held. Interest on the fixed rate notes is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2 (f) and 3).

16 Contingent liabilities

There have been no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2012. Refer to note 24 in the 2012 Annual Report.

17 Funding facilities

FACILITY	CURRENCY	LIMIT $M	FACE VALUE ON ISSUE 31 DECEMBER 2012 $M	FACE VALUE ON ISSUE 30 JUNE 2012 $M
Onshore facilities				
Domestic Benchmark Bonds	AUD	Unlimited	**AUD 74 874**	AUD 70 854
Capital Indexed Bond	AUD	Unlimited	**AUD 802**	AUD 793
Treasury Note	AUD	Unlimited	**AUD 2 974**	AUD 2 420
Other	AUD	N/A	**AUD 536**	AUD 561
Offshore facilities				
Global Benchmark Bonds	AUD	AUD 20 000	**AUD 1 270**	AUD 1 537
Euro Commercial Paper	Multicurrency	USD 10 000	**USD 1 804**	USD 1 496
US Commercial Paper	USD	USD 10 000	**USD 663**	USD 225
Euro Medium-Term Note	Multicurrency	USD 10 000	**USD 1 016**	USD 1 002
US Medium-Term Note	Multicurrency	USD 10 000	-	USD 200

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 21

CERTIFICATE OF THE QUEENSLAND TREASURY CORPORATION he foregoing general purpose financial statements have been prepared in accordance with the requirements of AASB 134: Interim Financial Reports. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34: Interim Financial Reporting. We certify that in our opinion:(i) the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects(ii) the foregoing half-year financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2012, and(iii) the interim management report includes a fair review of the information required under article 4(4) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange. Signed in accordance with a resolution of the Directors. G P BRADLEY P C NOBLE chairman chief executive brisbane 13 february 2013 22 QUEENSLAND TREASURY CORPORATION Half-yearly REPORT December 2012

Independent Auditor ’s Review Report To Queensland Treasury Corporation Review Report on the Half-year Financial Report I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2012, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the certificates given by the Chairman and Chief Executive. The Corporation Sole’s responsibility for the Half-year Financial Report The Corporation Sole is responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and for such internal control as the Corporation Sole determines is necessary to enable the preparation of the half-year financial report that is free from material misstatement, whether due to fraud or error. Auditor’s Responsibility My responsibility is to express a conclusion on the half-year financial report based on my review. The review was conducted in accordance with the Auditor-General of Queensland Auditing Standards and Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, I have become aware of any matter that makes me believe that the half-year financial report is not in accordance with Australian Accounting Standards, including: giving a true and fair view of Queensland Treasury Corporation’s financial position as at 31 December 2012 and its performance for the half-year ended on that date and complying with Accounting Standard AASB 134 Interim Financial Reporting. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report. A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion. Independence The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament. The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant. Conclusion Based on my review, which is not an audit, I have not become aware of any matter that makes me believe that the half-year financial report of Queensland Treasury Corporation does not: (a) present a true and fair view, in all material respects, of the financial position of Queensland Treasury Corporation as at 31 December 2012, and of its financial performance and its cash flows for the half-year ended on that date; (b) comply with Australian Accounting Standard AASB 134 Interim Financial Reporting. Half-yearly REPORT December 2012 QUEENSLAND TREASURY CORPORATION

Other Matters - Electronic Presentation of the Reviewed Financial Report This review report relates to the financial report of Queensland Treasury Corporation for the half-year ended 31 December 2012. Where the financial report is included on Queensland Treasury Corporation’s website, the Corporation is responsible for the integrity of Queensland Treasury Corporation’s website and I have not been engaged to report on the integrity of Queensland Treasury Corporation’s website. The review report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the reviewed financial report to confirm the information contained in this website version of the financial report. These matters also relate to the presentation of the reviewed financial report in other electronic media. A M GREAVES FCA Auditor-General of Queensland Queensland Audit Office Brisbane AUDITOR GENERAL 15 FEB 2013 OF QUEENSLAND Queensland Audit Office Brisbane QUEENSLAND TREASURY CORPORATION Half-yearly REPORT December 2012

Management Report For the Half-year ended 31 December 2012 Review of operations QTC made an operating profit for the half-year ended 31 December 2012 of AUD 1,379.9 million consisting of the following operating segment results: nn Capital Markets Operations During the period from 1 July 2012 to 31 December 2012, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2012 for the Capital Markets Operations segment was AUD 225.4 million. The profit is primarily due to net unrealised accounting gains on QTC’s borrowing and lending operations. nnLong Term Assets QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio. QTC made an operating profit after tax of AUD 1,154.5 million for the Long Term Assets segment. The accumulated net losses incurred by the Long Term Assets segment to date have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government. Principal risks and uncertainties Financial market conditions improved over the course of the second half of 2012 as the global economy stabilised. Improved economic conditions are expected throughout 2013 however markets will be susceptible to downside risks to global growth. g P BRADLEY P C NOBLE chairman chief executive brisbane 13 february 2013 Half-yearly REPORT December 2012 QUEENSLAND TREASURY CORPORATION

26 QUEENSLAND TREASURY CORPORATION HALF -YEARLY REPORT DECEMBER 2012

QUEENSLAND TREASURY CORPORATION APPENDICES Contents appendix a 28 appendix b 32 appendix c 33 appendix D 34 27

APPENDIX A
LOANS TO CLIENTS

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2012 $000	**Total Debt Outstanding (Market Value) 31 December 2012 $000**	Average Expected Term (years)* 30 June 2012	**Average Expected Term (years)* 31 December 2012**
BODIES WITHIN THE PUBLIC ACCOUNTS				
CITEC	24 266	**32 546**	3.01	**2.65**
Department of Community Safety – Corrective Services	16	**–**	0.71	**-**
Department of Education Training and Employment	71 572	**69 856**	12.63	**12.24**
Department of Justice and Attorney General	–	**–**	N/A	**N/A**
Department of National Parks Recreation Sport and Racing	1 599	**1 235**	2.33	**1.91**
Department of Science Information Technology Innovation and the Arts	12 406	**5 848**	N/A	**N/A**
Department of State Development Infrastructure and Planning	111 450	**105 757**	2.68	**2.20**
Department of the Premier and Cabinet	14 573	**13 978**	3.80	**3.30**
Department of Transport and Main Roads – Main Roads	1 087 970	**1 058 003**	5.98	**5.55**
Department of Transport and Main Roads – Queensland Transport	103 362	**104 890**	8.06	**7.57**
Public Works – Department of Housing and Public Works	55 260	**48 646**	4.95	**4.73**
QBuild – Department of Housing and Public Works	1 599	**3 007**	2.33	**1.91**
QFleet	250 729	**239 620**	N/A	**N/A**
Queensland Fire and Rescue Authority	3 176	**–**	2.21	**-**
Queensland Health	104 009	**99 638**	5.96	**5.46**
Queensland Treasury and Trade	28 671 255	**33 590 450**	N/A	**N/A**
Sales and Distribution Services	7 180	**2 268**	–	**–**
Total	30 520 420	**35 375 744**	–	**–**
COOPERATIVE HOUSING SOCIETIES				
Cooperative Housing Societies	1 096	**1 182**	N/A	**N/A**
Total	1 096	**1 182**	–	**–**
GOVERNMENT OWNED CORPORATIONS				
CS Energy Ltd	907 318	**914 367**	N/A	**N/A**
Energex Ltd	5 848 218	**6 302 474**	N/A	**N/A**
Ergon Energy Corporation Limited	5 198 075	**5 460 634**	N/A	**N/A**
Eungella Water Pipeline Pty Ltd	28 610	**25 975**	9.85	**9.64**
Gladstone Ports Corporation	504 897	**506 760**	N/A	**N/A**
Port of Townsville Limited	13 398	**22 512**	17.30	**16.62**
North Queensland Bulk Ports Corporation Limited	93 365	**93 134**	N/A	**N/A**
Powerlink	4 085 988	**4 407 245**	N/A	**N/A**
Queensland Rail Limited	3 299 653	**3 381 752**	N/A	**N/A**
Stanwell Corporation Limited	869 139	**871 512**	N/A	**N/A**
SunWater	236 566	**237 650**	N/A	**N/A**
Total	21 085 227	**22 224 015**	–	**–**

28 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2012 $000	**Total Debt Outstanding (Market Value) 31 December 2012 $000**	Average Expected Term (years)* 30 June 2012	**Average Expected Term (years)* 31 December 2012**
LOCAL GOVERNMENTS				
Balonne Shire Council	4 671	**4 580**	15.70	**15.72**
Banana Shire Council	14 740	**14 487**	14.21	**13.98**
Barcaldine Regional Council	1 543	**1 519**	14.00	**13.71**
Barcoo Shire Council	157	**142**	7.22	**6.89**
Blackall Tambo Regional Council	3 197	**3 021**	6.89	**6.37**
Brisbane City Council	1 828 524	**2 039 538**	13.93	**13.95**
Bulloo Shire Council	1 041	**953**	4.88	**4.38**
Bundaberg Regional Council	70 673	**68 296**	10.71	**10.35**
Burdekin Shire Council	8 924	**8 108**	6.58	**6.37**
Cairns Regional Council	105 920	**105 521**	15.69	**15.31**
Carpentaria Shire Council	5 666	**5 596**	16.03	**15.88**
Cassowary Coast Regional Council	30 731	**29 723**	13.59	**13.56**
Central Highlands Regional Council	35 622	**35 229**	N/A	**N/A**
Charters Towers Regional Council	256	**215**	2.91	**2.40**
Cloncurry Shire Council	15 936	**15 913**	17.73	**17.53**
Cook Shire Council	4 439	**12 301**	12.46	**12.02**
Diamantina Shire Council	1 832	**1 676**	5.81	**5.43**
Etheridge Shire Council	2 436	**2 189**	4.87	**4.44**
Fraser Coast Regional Council	127 677	**125 092**	N/A	**N/A**
Gladstone Regional Council	159 391	**158 212**	15.49	**15.18**
Gold Coast City Council	812 326	**935 605**	N/A	**N/A**
Goondiwindi Regional Council	1 906	**1 871**	15.92	**15.85**
Gympie Regional Council	29 607	**29 460**	16.82	**16.57**
Ipswich City Council	415 473	**412 361**	N/A	**N/A**
Isaac Regional Council	13 258	**13 261**	18.00	**17.75**
Local Government Association of Queensland	1 573	**1 465**	5.79	**5.29**
Lockyer Valley Regional Council	24 759	**24 708**	19.70	**19.69**
Logan City Council	131 847	**189 430**	15.26	**N/A**
Longreach Regional Council	7 889	**7 859**	15.90	**15.56**
Mackay Regional Council	229 128	**227 288**	16.11	**15.86**
Maranoa Regional Council	14 363	**14 046**	12.10	**11.76**
McKinlay Shire Council	1 912	**1 546**	3.20	**2.91**
Moreton Bay Regional Council	398 694	**395 767**	16.01	**15.74**
Mount Isa City Council	25 036	**24 903**	16.97	**16.74**
Murweh Shire Council	5 456	**5 149**	9.34	**9.20**
North Burnett Regional Council	3 795	**3 607**	8.03	**7.66**
Northern Peninsula Area Regional Council	–	**461**	N/A	**N/A**
Paroo Shire Council	2 727	**2 711**	14.97	**14.58**
Redland City Council	69 382	**70 982**	11.84	**N/A**
Richmond Shire Council	1 563	**1 293**	2.69	**2.18**
Rockhampton Regional Council	236 786	**229 594**	12.08	**11.86**
Scenic Rim Regional Council	7 996	**7 512**	16.04	**16.04**
Somerset Regional Council	–	**24 538**	N/A	**N/A**
South Burnett Regional Council	10 188	**9 422**	12.40	**12.18**
Southern Downs Regional Council	29 738	**29 249**	15.00	**14.80**
Sunshine Coast Regional Council	254 167	**250 815**	12.17	**11.70**
Tablelands Regional Council	9 598	**9 469**	15.52	**15.34**
Toowoomba Regional Council	163 736	**160 884**	N/A	**N/A**
Torres Shire Council	2 163	**2 030**	10.59	**10.64**
Torres Strait Island Regional Council	553	**538**	9.61	**9.11**
Townsville City Council	419 152	**414 729**	N/A	**N/A**
Western Downs Regional Council	33 359	**33 072**	15.97	**15.74**
Whitsunday Regional Council	74 664	**74 036**	17.75	**17.68**
Winton Shire Council	3 611	**3 588**	14.61	**14.23**
Total	5 859 780	**6 245 562**	–	**–**

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 29

APPENDIX A
LOANS TO CLIENTS continued

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2012 $000	**Total Debt Outstanding (Market Value) 31 December 2012 $000**	Average Expected Term (years)* 30 June 2012	**Average Expected Term (years)* 31 December 2012**
STATUTORY BODIES				
Drainage boards				
Eugun Bore Water Authority	24	-	0.41	-
Grammar schools				
Brisbane Girls Grammar School	21 614	**20 721**	10.18	**9.72**
Brisbane Grammar School	27 158	**13 537**	16.14	**7.10**
Ipswich Girls' Grammar School	24 206	**24 622**	N/A	**N/A**
Ipswich Grammar School	1 062	**2 489**	1.72	**1.23**
Rockhampton Girls Grammar School	4 576	**4 533**	14.47	**13.96**
Rockhampton Grammar School	13 107	**12 892**	13.91	**13.62**
Toowoomba Grammar School	6 724	**6 507**	11.29	**10.81**
Townsville Grammar School	16 350	**15 909**	12.14	**11.83**
River improvement trusts				
Pioneer River Improvement Trust	137	**85**	1.47	**1.11**
Universities				
Griffith University	64 633	**57 618**	4.79	**4.39**
James Cook University	23 741	**31 953**	11.49	**N/A**
Queensland University of Technology	61 504	**62 095**	N/A	**N/A**
Sunshine Coast University	17 081	**16 488**	9.10	**8.61**
University of Southern Queensland	14 744	**14 273**	8.91	**8.42**
Water boards				
Avondale Water Board	195	**142**	1.75	**1.25**
Fernlee Water Authority	988	**985**	16.84	**16.57**
Gladstone Area Water Board	217 947	**221 323**	19.16	**18.52**
Glamorgan Vale Water Board	43	**42**	9.21	**8.71**
Grevillea Water Board	172	**170**	13.02	**12.55**
Kelsey Creek Water Board	674	**566**	2.89	**2.39**
Mount Isa Water Board	3 017	**2 818**	5.96	**5.46**
Pioneer Valley Water Board	1 773	**1 413**	3.13	**2.81**
Riversdale Murray Valley Water Management Board	154	**96**	1.25	**0.75**
Water supply boards				
Bollon South Water Authority	617	**589**	7.46	**6.96**
Bollon West Water Authority	1 579	**1 536**	9.82	**9.33**
Ingie Water Authority	370	**357**	8.62	**8.11**
Other statutory bodies				
Mt Gravatt Showgrounds Trust	39	**36**	5.24	**4.74**
National Trust of Queensland	836	**832**	N/A	**N/A**
Queensland Rural Adjustments Authority	6 700	**5 974**	4.75	**4.35**
South Bank Corporation	30 487	**27 515**	N/A	**N/A**
Stadiums Queensland	478 415	**465 444**	7.02	**6.66**
Urban Land Development Authority	72 694	**75 438**	N/A	**N/A**
Total	1 113 361	**1 088 999**	-	**-**

30 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2012 $000	**Total Debt Outstanding (Market Value) 31 December 2012 $000**	Average Expected Term (years)* 30 June 2012	**Average Expected Term (years)* 31 December 2012**
QUEENSLAND WATER ENTITIES				
Allconnex Water	192 971	**–**	N/A	**N/A**
Queensland Bulk Water Supply Authority	5 716 183	**5 762 797**	N/A	**N/A**
Queensland Bulk Water Transport Authority	2 593 010	**2 591 822**	N/A	**N/A**
Queensland Urban Utilities	396 044	**440 839**	N/A	**N/A**
SEQ Water Grid Manager	1 702 975	**1 944 304**	N/A	**N/A**
Unitywater	224 787	**279 514**	N/A	**N/A**
South East Queensland Bulk Water Company	–	**1 220**	N/A	**N/A**
Total	10 825 970	**11 020 497**	–	**–**
SUNCORP-METWAY LTD				
Suncorp-Metway facility	1 321	**1 122**	6.33	**5.93**
Total	1 321	**1 122**	–	**–**
QTC RELATED ENTITIES				
DBCT Holdings Pty Ltd	186 912	**177 177**	N/A	**N/A**
Queensland Treasury Holdings Pty Ltd	2 470 798	**975 455**	N/A	**N/A**
Local Government Infrastructure Services Pty Ltd	1 448	**–**	N/A	**N/A**
Total	2 659 158	**1 152 631**	–	**–**
OTHER BODIES				
Aviation Australia Pty Ltd	2 293	**2 220**	8.91	**8.42**
Aspire Schools Financing Services	190 759	**202 180**	26.52	**26.02**
State schools	4 154	**3 973**	4.87	**5.10**
Royal National Agricultural Industry Association of Queensland	26 545	**52 486**	–	**–**
Total	223 751	**260 858**	–	**–**
GRAND TOTAL	72 289 903	**77 370 609**	–	**–**

The balance of clients' offset deposits held in various pools is offset against clients' debt outstanding.

* Average Expected Term – only includes standard principal and interest accounts
– ignores temporary funding and debt offset facilities, and
– is not applicable for any non-standard principal and interest accounts.

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 31

APPENDIX B
QTC'S 2012-13 INDICATIVE BORROWING PROGRAM

Mid-year update, released 14 January 2013

TERM DEBT BORROWING REQUIREMENTS	2012-13 MID-YEAR UPDATE AUD M*	2012-13 ORIGINAL AUD M*
New money		
State	**10 900**	10 900
Local Government and other entities[1]	**1 600**	1 600
Total new money	**12 500**	12 500
Net term debt refinancing	**1 200**	1 200
Total borrowing program[2]	**13 700**	13 700

** Numbers are rounded to the nearest $100 million*
[1] Other entities include: retail water entities, universities, grammar schools and water boards
[2] Funding activity may vary depending upon actual client requirements, the State's fiscal position and financial market conditions.

The change in outstandings[1] to date for QTC's funding facilities since 30 June 2012 is:

FUNDING FACILITY	OUTSTANDINGS AS AT 31 DECEMBER 2012 (AUD M*)	OUTSTANDINGS AS AT 30 JUNE 2012 (AUD M*)	CHANGE IN OUTSTANDINGS (AUD M*)
Domestic benchmark bond	**74 100**	70 200	3 900
Commercial paper	**5 300**	4 100	1 200
Domestic non-benchmark bond	**1 100**	1 000	100
US Medium-Term Note (USMTN)	-	200	(200)
Euro Medium-Term Note (EMTN)	**1 000**	1 000	100
Capital indexed bond**	**700**	700	-
Global AUD bond	**1 300**	1 500	(200)
Total	**83 500**	78 700	4 800

** Numbers are rounded to the nearest $100m*
*** Excludes capital indexation*
[1] Does not include refinancing

32 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

APPENDIX C GLOSSARY Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. The global financial crisis had an adverse effect on the state government bond market and threatened the capacity of state governments to deliver critical infrastructure projects. In response, on 25 March 2009, the Australian Government announced that it would provide a time-limited, voluntary guarantee over Australian state and territory government borrowing, available for both existing and new issuances of securities over a range of maturities. On 16 June 2009, the Queensland Government announced it would take up the Australian Government’s offer of the guarantee on all existing AUD denominated benchmark bond lines (global and domestic) issued by QTC with a maturity date of between 12 months and 180 months (1-15 years). On 18 September 2009, the Reserve Bank of Australia (RBA) approved QTC’s application for the Australian Government Guarantee to be applied to selected AUD Domestic Benchmark bonds. On 11 December 2009, the RBA approved QTC’s application for the Australian Government Guarantee to be applied to selected AUD Global Benchmark bonds. The AGG was withdrawn for new borrowings after 31 December 2010. Basis point: One hundredth of one per cent (0.01%). Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity. Commonwealth Government Guarantee (CGG): See Australian Government Guarantee above. CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year. Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s. Distribution group: A group of financial intermediaries who market and make prices in QTC’s debt instruments. Global financial crisis: The global financial crisis refers to a series of events following the rapid increases in default rates on US sub-prime mortgages over 2007-08. Funding and liquidity problems in the world’s major financial centres morphed into concerns about the solvency of many financial institutions over the first half of 2008-09, peaking in September 2008. The highly coordinated and substantial response to the crisis from fiscal and monetary policy makers around the world led to the stabilisation of markets and created the foundation for the global economic recovery that began in March 2009. GOC: Government-owned Corporation. Issue price: The price at which a new security is issued in the primary market. Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions. Market value: The price at which an instrument can be purchased or sold in the current market. MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years. QTC: Queensland Treasury Corporation. RBA: Reserve Bank of Australia. T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year. Half-yearly REPORT December 2012 QUEENSLAND TREASURY CORPORATION

APPENDIX D Contacts Queensland Treasury Corporation Level 6, 123 Albert Street Brisbane Queensland Australia GPO Box 1096 Brisbane Queensland Australia 4001 Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122 Email: enquiry@qtc.com.au Internet: www.qtc.com.au Queensland Treasury Corporation’s annual and half-yearly reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/ qtc/public/annual-reports. If you would like a copy of a report posted to you, please call QTC’s Communication and Marketing Group on +61 7 3842 4714. If you would like to comment on a report, please complete the online enquiry form located on our website. Telephone EXECUTIVE +61 7 3842 4611 BUSINESS SERVICES DIVISION People & Performance group +61 7 3842 4761 Risk Services group +61 7 3842 4704 CLIENT SERVICES DIVISION Local government & Statutory Bodies group +61 7 3842 4743 Strategic Partners group +61 7 3842 4901 Treasury & Departments group +61 7 3842 4798 CORPORATE SERVICES DIVISION Client & Market Solutions Delivery +61 7 3842 4644 Communication & Marketing group +61 7 3842 4714 Financial Solutions group +61 7 3842 4601 Operations group +61 7 3842 4641 FUNDING & MARKETS DIVISION Funding & Liquidity group +61 7 3842 4789 Market Strategy & Risk group +61 7 3842 4789 STOCK REGISTRY (LINK MARKET SERVICES LTD) 1800 777 166 QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s Communication and Marketing Group on +61 7 3842 4714 and we will arrange for an interpreter to assist you. QUEENSLAND TREASURY CORPORATION Half-yearly REPORT December

DEALER PANELS as at 31 December 2012

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP	
Australia and New Zealand Banking Group Ltd	**Telephone**
Domestic (Australia)	+61 2 9227 1110
Global (London)	+44 203 229 2070
Bank of America Merrill Lynch	
Domestic (Australia)	+61 2 9226 5570
Global (London)	+44 207 995 6750
Barclays	
Domestic (Australia)	+61 2 9334 6400
Global (London)	+44 203 555 2851
BNP Paribas	
Domestic (Australia)	+61 2 9025 5011
Global (London)	+44 207 991 5466
Citigroup Global Markets Australia Ltd	
Domestic (Australia)	+61 2 8225 6440
Global (London)	+44 207 986 9521
Commonwealth Bank of Australia	
Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444
Deutsche Capital Markets Australia[1]	
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931
HSBC	
Domestic (Australia)	+61 2 9255 2208
Global (London)	+44 207 992 8322
JP Morgan	
Domestic (Australia)	+61 2 9003 7988
Global (London)	+44 207 742 1829
National Australia Bank Ltd	
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 726 2747
Nomura Securities	
Domestic (Australia)	+61 2 8062 8000
Global (London)	+44 207 103 6631
Royal Bank of Canada	
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0094
Toronto Dominion Bank	
Domestic (Singapore)	1800 646 497
Global (London)	+44 207 628 4334
UBS AG[2]	
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3645
Westpac Banking Corporation	
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7620

PANEL MEMBERS	
QTC Treasury Note Facility Dealer Panel	**Telephone**
Australia and New Zealand Banking Group Ltd	+61 2 9227 1772
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2688
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744
US Commercial Paper Facility Dealer Panel	
Bank of America Merrill Lynch	+1 646 855 6333
Citigroup Global Markets Inc (New York)	+1 212 723 6252
Deutsche Bank Securities (New York)	+1 212 250 7179
UBS Securities	+1 203 719 7014
Multicurrency Euro Commercial Paper Facility Dealer Panel	
Bank of America Merrill Lynch	+44 207 996 8904
Barclays Bank Plc (London)	+44 207 773 9096
Citigroup International Plc (Hong Kong)[3]	+852 2501 2974
Commonwealth Bank of Australia	+61 2 9117 0047
Deutsche Bank AG (Singapore)	+65 6883 0808
National Australia Bank Limited (Hong Kong and London)	+852 2526 5892
UBS Ltd (London)	+44 207 329 0203
Multicurrency Euro Medium-Term Note Facility Dealer Panel[4]	
Includes all Domestic and Global A$ Bond Facility Distribution Group	
Multicurrency US Medium-Term Note Facility Dealer Panel	
Australia and New Zealand Banking Group Limited	+1 212 801 9151
Bank of America Merrill Lynch	+1 646 855 8032
Barclays Capital	+44 207 773 9090
BNP Paribas	+1 212 471 8240
Citigroup (New York)	+1 212 723 6171
Commonwealth Bank of Australia	+44 207 710 3959
Daiwa Securities SMBC Europe	+61 3 9916 1313
Deutsche Bank Securities Inc (New York)[3]	+1 212 250 6801
HSBC	+1 212 525 4688
JP Morgan	+1 212 834 4533
RBC Capital Markets (New York)	+1 212 858 7138
TD Securities	+1 212 827 7199
UBS Investment Bank	+1 203 719 1830

1 *Lead Manager – United States*
2 *Lead Manager – Europe*
3 *Lead Arranger*
4 *Lead Arranger – UBS Ltd (London)*

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION 35

ISSUING AND PAYING AGENTS

	Contact	Telephone	Facsimile	Email
AUD Treasury Notes Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD Domestic Bonds Link Market Services Ltd	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD Global Bonds Deutsche Bank Trust Company Americas	Client Services	+1 904 271 6586	+1 615 866 3887	transfer.operations@db.com
Euro Commercial Paper Deutsche Bank AG, London	Client Services	+44 207 541 1268 +44 207 541 1269	+44 207 547 6149	newissues.london@db.com
US Commercial Paper Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Euro Medium-Term Notes Deutsche Bank AG, London	Client Services	+44 207 541 1268 +44 207 541 1259	+44 207 547 6149	newissues.london@db.com
US Medium-Term Notes Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

36 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2012**

HALF-YEARLY REPORT DECEMBER 2012 QUEENSLAND TREASURY CORPORATION

QUEENSLAND TREASURY CORPORATION level 6 123 albert Street brisbane GPO box 1096 brisbane Queensland australia 4001 Telephone: +61 7 3842 4600 facsimile: +61 7 3221 4122 www.qtc.com.au © Queensland Treasury Corporation 2013